                                                                     EXHIBIT 3.1

                             SALIX HOLDINGS, LTD.

                               (IBC No. 103705)


              CERTIFIED COPY OF RESOLUTIONS OF THE DIRECTORS AND
                                 SHAREHOLDERS
                         ADOPTED ON 7TH FEBRUARY, 1996

         "AMENDMENT TO THE MEMORANDUM OF ASSOCIATION- Preferred Stock
         ------------------------------------------------------------

RESOLVED: It is deemed to be in the best interests of this Company and its
--------
stockholders that the Company amend its Memorandum of Association to provide that the outstanding shares of Preferred Stock shall automatically convert into shares of the Company's Common Stock upon the closing of a public offering of the Company's Common Stock (the "PUBLIC OFFERING"), and to make certain other changes.

RESOLVED FURTHER: That the amended and restated Memorandum of Association in
----------------
substantially the form attached hereto as Exhibit A, together with any changes
                                          ----------
thereto determined by the President or any Vice President of the Company to be desirable, is hereby approved."


Dated the 29th day of February, 1996.




                              [SIGNATURE ILLEGIBLE]
                              ---------------------
                              HWR Services Limited
                                Registered Agent

                                                                       EXHIBIT B

                   TERRITORY OF THE BRITISH VIRGIN ISLANDS,

                   THE INTERNATIONAL BUSINESS COMPANIES ACT
                                  (CAP 291)

                AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

                                      OF

                              SALIX HOLDINGS LTD.

     NAME

1.   The name of the Company is Salix Holdings, Ltd.

     REGISTERED OFFICE

2. The Registered Office of the Company will be at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

     REGISTERED AGENT

3. The Registered Agent of the Company will be HWR Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

     GENERAL OBJECTS AND POWERS

4. (1) The object of the Company is to engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands.

     (2)  The Company may not

          (a) carry on business with persons resident in the British Virgin Islands;

          (b) own an interest in real property situate in the British Virgin Islands, other than a lease referred to in paragraph (e) of subclause (3);

          (c) carry on banking or trust business, unless it is licensed to do so under the Banks and Trust Companies Act, 1990;

          (d) carry on business as an insurance or reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorizing it to carry on that business;

          (e) carry on the business of company management, unless it is licensed under the Company Management Act, 1990; or

          (f) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

     (3) For purposes of paragraph (a) of subclause, (2), the Company shall not be treated as carrying on business with persons resident in the British Virgin Islands if

          (a) it makes or maintains deposits with a person carrying on banking business within the British Virgin Islands;

          (b) it makes or maintains professional contact with solicitors, barristers, accountants, bookkeepers, trust companies, administration companies, investment advisers or other similar persons carrying on business within the British Virgin Islands;

          (c) it prepares or maintains books and records within the British Virgin Islands;

          (d) it holds, within the British Virgin Islands, meetings of its directors or members;

          (e) it holds a lease of property for use as an office from which to communicate with members or where books and records of the Company are prepared or maintained;

          (f) it holds shares, debt obligations or other securities in a company incorporated under the International Business Companies Act or under the Companies Act; or

          (g) shares, debt obligations or other securities in the Company are owned by any person resident in the British Virgin Islands or by any company incorporated under the International Business Companies Act or under the Companies Act.

          (h) The Company shall have all such powers as are permitted by law for the time being in force in the British Virgin Islands, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the conduct, promotion or attainment of the object of the Company.

     CURRENCY

5. Shares in the Company shall be issued in the currency of United States of America.

     NO AUTHORIZED CAPITAL

6.   The Company shall have no authorized capital.

     CLASSES, NUMBER AND PAR VALUE OF SHARES

7. The Company is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The total number of shares which the Company shall have authority to issue is Twenty Five Million (25,000,000), none of which has any par value. The number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000), and the number of shares of Common Stock authorized to be issued is Twenty Million (20,000,000). The Preferred Stock may be issued from time to time in three series. The first series shall be designated Series A Preferred Stock (the "Series A Preferred") and shall consist of One Hundred Fifteen Thousand (115,000) shares with the rights, preferences, privileges and restrictions set forth in clause 8. The second series shall be designated Series B Preferred Stock (the "Series B Preferred") and shall consist of One Hundred Twenty-Six Thousand Four Hundred Forty-Five (126,445) shares with the rights, preferences, privileges restrictions set forth in Clause 8. The third series shall be designated Series C Preferred Stock (the "Series C Preferred") and shall consist of five hundred thousand (500,000) shares with the rights, preferences, privileges and restrictions set forth in Clause 8.

     DESIGNATIONS, POWERS, PREFERENCES, ETC. OF PREFERRED SHARES

8. The definitions, powers, preferences, privileges, rights, qualifications, limitations and restrictions granted to or imposed an the Preferred Stock and the holders thereof are as follows:

     (1)  Dividends
          ---------

          (a) The holders of outstanding Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.0957 per share of Series A Preferred, $0.225 per share of series B Preferred and $0.20 per share of Series C Preferred, per annum, before any cash dividend is paid on Common Stock. Such dividend may be payable annually or otherwise as the Company may from time to time by resolution of directors determine. Dividends may be declared and paid upon shares of Preferred Stock in any fiscal year of the Company only if dividends shall have been paid on or declared and set apart upon all shares of Preferred Stock at such annual rates; and no further dividends shall be paid to holders of shares of Preferred Stock in excess of such annual rate in any fiscal year unless at the same time equivalent dividends are paid to holders of Common Stock. The right to such dividends on shares of Preferred Stock shall not be cumulative and no right shall accrue to holders of shares of Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

          (b) In the event the Company shall declare a dividend payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Company into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such dividend.

(2)  Voting Rights
     -------------

     Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number oft shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any shareholder's, meeting in accordance with the Articles of Association annexed hereto (the "Articles of Association") and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

(3)  Conversion
     ----------

     The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a)  Right to Convert
          ----------------

          (i) Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the company or any transfer agent for the Preferred Stock, into Common Stock at the initial conversion rate of one fully paid and nonassessable share of Common Stock for each share of Preferred Stock subject, however, to the adjustments described below. (The number of shares of Common Stock into which each share of Series A Preferred may be converted is hereinafter referred to as the "Series A Conversion Rate," the number of shares of Common stock into which each share of Series B Preferred may be converted is hereinafter referred to as the "Series B Conversion Rate" and the number of shares of Common Stock into which each share of Series C Preferred may be converted is hereinafter referred to as the "Series C Conversion Rate.")

          (ii) Each share of Preferred Stock shall automatically converted into shares of Common Stock at the then effective Applicable Conversion Rate immediately upon the consummation of the Company's initial public offering of Common Stock.

          (iii) No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock and any shares of Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for the then fair market value thereof, as determined by the Company's Board of Directors in good faith, payable as promptly as possible whenever funds are legally available therefor. If more than one share of Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

     (b)  Mechanics of Conversion
          -----------------------

          Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an initial public offering of securities, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

     (c)  Adjustment of Conversion Rate for Subdivisions or Combinations of
          -----------------------------------------------------------------
          Common Stock
          ------------

          In the event the Company at any time or from time to time after the date of the initial issuance of Series A Preferred (hereinafter referred to as the "Series A Original Issue Date"), the initial issuance of Series B Preferred (hereinafter referred to as the "Series B Original Issue Date") or the initial issuance of Series C Preferred (hereinafter referred to as the "Series C Original Issue Date"), as applicable, effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Series A Preferred, Series B Preferred or Series C Preferred, as applicable, then and in each such event the Series A Conversion Rate, Series B Conversion Rate and/or the Series C conversion Rate, as applicable, shall be increased or decreased proportionately.

     (d)  Adjustment of Conversion Rate for Dividends, and Common Stock
          -------------------------------------------------------------
          Equivalents
          -----------

          In the event the Company at any time or from time to time after the Series A Original Issue Date, Series B Original Issue Date or Series C Original Issue Date, as applicable, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by, such holder, for such Common Stock Equivalents or the additional shares of Common Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Series A Conversion Rate, Series B Conversion Rate and/or the Series C Conversion Rate, an applicable, shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Rate for the series of Preferred Stock by a fraction,

          (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or upon conversion or exercise of such Common Stock Equivalents; and

          (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date provided, however,
                 (A) if such record date shall have been fixed and such dividend is not fully paid or fully made on the date fixed therefor, the Conversion Rate for the Preferred Stock being adjusted shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate for the series of Preferred stock being adjusted shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distribution; (B) if Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof, the applicable Conversion Rate for the Preferred Stock shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding, and (C) upon the expiration of any rights of conversion or exercise under Common Stock Equivalents, the applicable Conversion Rate for the Preferred Stock computed upon the original issue thereof shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents.

          (e)  Certificate as to Adjustments
               -----------------------------

               Upon the occurrence of each adjustment or readjustment of any Conversion Rate pursuant to this subsection, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth

               (i)    such adjustments and readjustments,

               (ii)   the Conversion Rates at the time in effect, and

               (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the-conversion of Preferred Stock.

          (f)  Notices of Record Date
               ----------------------

               In the event that the Company shall propose at any time:

               (i) to declare any dividend upon its common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii) to offer for subscription pro rata to the holders of any class or series of its shares any additional shares of stock of any class or series or other rights;

               (iii) to effect any reclassification or recapitalization of its Common stock outstanding (excluding stock splits or reverse stock splits) involving a change in the Common Stock; or

               (iv) to merge with or into any other corporation, or sell. lease or convey all or substantially all its property or business, or to liquidate dissolve or wind up;

               then, in connection with each such event, the Company shall send to the holders of the Preferred Stock

               (A) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in
                    (iii) and (iv) above; and

               (B) in the case of the matters referred to in paragraphs (iii) and (iv) , at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                    Each such written notice shall be given postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Company.

          (g)  Reservation of Stock Issuable Upon Conversion
               ---------------------------------------------

               The company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (4)  Liquidation Preference
          ----------------------

          In the event of any liquidation, dissolution and winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manner:

          (a) The holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock by reason of their ownership of such stock, the amount of $0.957 per share for each share of Series A Preferred then held by them, the amount of $2.25 per share for each share or Series B Preferred then held by them and the amount of $2.00 per share for each share of Series C Preferred then held by them (in each case, appropriately adjusted for any combinations, stock splits or stock dividends with respect to such shares) plus, an amount equal to all declared but unpaid dividends, if any, on the respective shares of Series A, Series B and Series C Preferred Stock then held by them. If, upon the occurrence of such event, the assets and property legally available to be distributed among the holders of the Series A, Preferred, Series B Preferred and Series C Preferred shall be insufficient to permit the payment to such holders of the full preferential amount an aforesaid, then the entire assets and property of the Company legally available for distribution shall be distributed ratably among the holders of Preferred Stock as follows:

               (i) as among the series of Preferred Stock, the entire assets and property of the Company legally available for distribution shall be distributed among the respective series in proportion to the aggregate preferential amount fixed for the then outstanding shares of each series upon a liquidation, dissolution or winding up, and

               (ii) as among the holders of Preferred Stock of any one series, the aggregate amount of assets and property available for distribution to such holders in accordance with subparagraph (i) shall be distributed among such holders pro rata based on the number of shares then held; and no amount shall be paid or set apart for payment on any series of Preferred Stock unless, at the same time, amounts in proportion to the respective preferential amounts to which the other series of Preferred Stock are entitled (in accordance with subparagraph (i)) shall be paid or set apart for payment.

               (b) After payment has been made to the holders of the Preferred Stock of the full preferential amounts to which they shall be entitled, if any, as aforesaid, the holders of the Common Stock shall be entitled to share rateably in all remaining assets to be distributed, based upon the number of shares of Common Stock then held.

               (c) For purposes of this subclause, a merger of the Company with or into any other corporations or companies into the Company, in which merger the shareholders of the Company receive distributions in cash or securities of another corporation or corporations as a result of such merger (unless the shareholders of the Company hold more than a majority of the voting equity securities of the surviving corporation), or a sale, conveyance or disposition of all or substantially all of the assets of the Company shall not be treated as a liquidation, dissolution or winding up of the Company.

(5)  Covenants
     ---------

     In addition to any other rights provided by law, so long as any Preferred Stock shall be outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority (determined on the basis of assumed conversion of all Preferred Stock into Common Stock) of the outstanding shares of Preferred Stock, voting together as a class:

     (a) amend or repeal any provision of, or add any provision to, this Company's Memorandum of Association or the Articles of Association if such action would materially and adversely alter or change the rights, preferences, privileges or restrictions of any outstanding Preferred Stock;

     (b) authorize or issue shares of any class having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the outstanding Preferred Stock or authorize or issue shares of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of the Company having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the outstanding Preferred Stock;

     (c) reclassify any shares of Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the outstanding Preferred Stock;

     (d) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of Common Stock, except from officers, directors, employees or consultants of the Company upon termination of the employment or consulting relationship between the Company or its subsidiaries and such persons pursuant to the terms of restrictive stock agreements providing for such repurchase of such shares of Common Stock between the Company and such persons; or

     (e)  increase the authorized number of shares of Preferred Stock.

          Any of the foregoing obligations may be amended or waived only by the holders of not less than a majority of the outstanding shares of Preferred Stock, voting together as a class.

     DESIGNATIONS, POWERS, PREFERENCES, ETC.  OF COMMON SHARES

9. All rights accruing to the outstanding shares Of the Company not expressly provided for to the contrary in this Memorandum of Association shall be vested in the Common Stock. The holder or each share of Common Stock shall have the right to one vote per share.

     REGISTERED SHARES

10. Shares in the Company may only be issued as registered shares and may not be exchanged for shares issued to bearer.

     AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

11. Subject to the provisions of Clause 8(5), the Company may amend its Memorandum of Association and Articles of Association by a resolution of shareholders or by a resolution of directors.

     DEFINITIONS

12. The meanings of words in this Memorandum of Association are as defined in the Articles of Association,


     We, HWR SERVICES LIMITED of Craigmuir Chambers, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws or the British Virgin Islands hereby subscribe our name to this Memorandum of Association the 24th day of December, 1993 in the presence of:

Witness                             Subscriber


Sgd. Lavida Cottoy                  Sgd. Richard A. Peters
 ........................            ............................
Craigmuir Chambers                  Authorised Signatory
Road Town, Tortola                  HWR Services Limited
Company Administrator